Exhibit 99.1

Investor Update – June 15, 2010

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes forecasted operational and financial information for our subsidiaries Alaska Airlines, Inc. (Alaska) and Horizon Air Industries, Inc. (Horizon).  Our disclosure of operating cost per available seat mile, excluding fuel and other items, provides us (and may provide investors) with the ability to measure and monitor our performance without these items.  The most directly comparable GAAP measure is total operating expense per available seat mile.  However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results.  Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period.  Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information

This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements.  For a comprehensive discussion of potential risk factors, see Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.   Some of these risks include current economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our significant indebtedness, inability to meet cost reduction goals, terrorist attacks, seasonal fluctuations in our financial results, an aircraft accident, laws and regulations, and government fees and taxes.  All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

ALASKA AIRLINES – MAINLINE

May 2010 Statistics
	May 2010	Change Y-O-Y		QTD 2010	Change Y-O-Y
Capacity (ASMs in millions)	2,035	4.5%		3,945	3.4%
Traffic (RPMs in millions)	1,656	10.7%		3,239	9.1%
Revenue passengers (000s)	1,368	5.3%		2,670	3.6%
Load factor*	81.4%	4.6	pts	82.1%	4.3	pts
RASM (cents)**	12.56	14.7%		12.68	13.7%
Passenger RASM (cents)**	11.13	13.3%		11.21	12.1%
Raw fuel cost/gal.	$2.39	46.1%		$2.40	46.3%
Economic fuel expense/gal.	$2.35	35.1%		$2.33	32.3%
*percentage of available seats occupied by fare-paying passengers
** RASM and Passenger RASM were favorably impacted by first bag fee revenue of approximately $6.3 million and $12.2 million for May 2010 and quarter-to-date, respectively (first bag fee was effective July 7, 2009).

Impact of 2009 revisions to our affinity card agreement on June comparisons
In June 2009, we recorded approximately $15 million of revenue in “other-net revenue” related to our renegotiated affinity card agreement.  Because the modified agreement was retroactive to January 1, 2009, roughly half of the $15 million benefit related to miles sold during the first quarter of 2009. As a result, the year-over-year RASM comparison in June 2010 will be negatively impacted.  There is no material impact on June year-over-year Passenger RASM (PRASM) comparisons.

Forecast Information
	Forecast Q2 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)	6,090	4%	24,175 – 24,375	4% – 5%
Cost per ASM excluding fuel and special items (cents)*	7.85 – 7.95	(3)% – (5)%	7.9 – 8.0	(3)% – (4)%
Fuel Gallons (000,000)	79	4%	317	4%
Economic fuel cost per gallon**	$2.29	25%	**	**
* For Alaska, our forecasts of mainline cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.

** Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates. Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions:  crude oil cost – $1.90 ($80 per barrel); refining margin – 32 cents; taxes and fees – 14 cents; benefit of settled hedges – 7 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)*
	June	July	August
Point Change Y-O-Y	+4.0 pts	+2.0 pts	flat
* Percentage point change for advanced booked load factors compared to the same point in time last year.

ALASKA – PURCHASED CAPACITY

Alaska has Capacity Purchase Agreements (CPA) with Horizon for certain routes and with a third party for service between Anchorage and Dutch Harbor, AK.

May 2010 Statistics
The following data represents only the Horizon CPA flying as that flying represents approximately 95% of the total purchased capacity.

	May 2010	Change Y-O-Y		QTD 2010	Change Y-O-Y
Capacity (ASMs in millions)	115	1.0%		232	7.9%
Traffic (RPMs in millions)	86	5.1%		175	13.2%
Load factor*	74.9%	2.9	pts	75.2%	3.6	pts
Yield (cents)	29.21	17.7%		28.62	13.0%
Passenger RASM (cents)**	21.89	22.4%		21.51	18.5%
* Percentage of available seats occupied by fare-paying passengers
** Passenger RASM was favorably impacted by first bag fee revenue of approximately $0.9 million and $1.9 million for May 2010 and quarter-to-date, respectively.

Forecast Information (Horizon CPA)
	Forecast Q2 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)	365	7%	1,470	8%
Cost per ASM (cents)*	18.9	(1)%	19.0	(3)%
* Costs associated with the Horizon CPA agreement represent the amount paid by Alaska to Horizon for flights operated under that agreement and are eliminated in consolidation.

Changes in Advance Booked Load Factors (percentage of ASMs that are sold)*
	June	July	August
Point Change Y-O-Y	-1.0pts	-2.0 pts	-3.5 pts
* Percentage point change for advanced booked load factors compared to the same point in time last year.

HORIZON AIR

May 2010 Statistics (includes brand and CPA flying)
	May 2010	Change Y-O-Y		QTD 2010	Change Y-O-Y
Capacity (ASMs in millions)	273	(1.5)%		545	0.3%
Traffic (RPMs in millions)	200	0.4%		395	3.1%
Revenue passengers (000s)	554	(0.1)%		1,092	0.6%
Load factor*	73.1%	1.4	pts	72.4%	1.9	pts
System RASM (cents)**	20.34	9.9%		20.12	8.3%
Passenger RASM – brand flying (cents)**	20.40	14.3%		20.23	13.2%
Raw fuel cost/gal.	$2.42	44.2%		$2.42	45.8%
Economic fuel expense/gal.	$2.38	33.0%		$2.35	31.7%
*percentage of available seats occupied by fare-paying passengers
**RASM and Passenger RASM were favorably impacted by first bag fee revenue of approximately $1.4 million and $2.7 million for May 2010 and quarter-to-date, respectively.

Line-of-Business Information
Horizon’s line-of-business traffic and revenue information is presented below. In CPA arrangements, Alaska assumes the market revenue risk and pays Horizon an agreed-upon rate based on capacity.  As a result, yield and load factor information is not presented.  Horizon bears the revenue risk in its brand flying markets. Revenue from the Alaska CPA is eliminated in consolidation.  The actual passenger revenue generated on CPA flights is noted in the Alaska – Purchased Capacity section on page 3.

April and May 2010
	Capacity Mix			Load Factor		Yield			RASM
	Actual (000s)	Change Y-O-Y	Current %Total	Actual	Change Y-O-Y	Actual		Change Y-O-Y	Actual		Change Y-O-Y
Brand	313	(4.8)%	57%	70.4%	0.7pts	28.73	¢	12.1%	20.84	¢	13.1%
Alaska CPA	232	7.9%	43%	NM	NM	NM		NM	19.16	¢	1.7%
Total	545	0.3%	100%	72.4%	5.3pts	27.30	¢	5.4%	20.12	¢	8.3%

HORIZON AIR – (continued)

Forecast Information (includes brand and CPA flying)
	Forecast Q2 2010	Change Y-O-Y		Forecast Full Year 2010	Change Y-O-Y
System-wide capacity (ASMs in millions)*	830	flat		3,300 – 3,320	0% – 1%
Cost per ASM excluding fuel and special items (cents)**	15.0 – 15.1	0% –	(1)%	14.9 – 15.0	(2)% – (3)%
Fuel gallons (in millions)	15	(1.5)%		58	(3)%
Economic fuel cost per gallon***	$2.33	26%		***	***
* Capacity includes brand flying and CPA flying for Alaska.  Brand capacity is expected to decline approximately 2%  in both the second quarter and full-year of 2010, compared to the prior-year period.
** For Horizon, our forecast of cost per ASM excluding fuel and other items is based on forward-looking estimates, which will likely differ significantly from actual results.
*** Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Our economic fuel cost per gallon estimate for the second quarter includes the following per-gallon assumptions:    crude oil cost – $1.90 ($80 per barrel); refining margin – 32 cents; taxes and fees – 18 cents; benefit of settled hedges – 7 cents.  Full-year estimates would not be meaningful at this time.

Changes in Advance Booked Load Factors – Brand Flying (percentage of ASMs that are sold)*
	June	July	August
Point Change Y-O-Y	-2.5pts	-1.5 pts	-1.0pts
* Percentage point change for advanced booked load factors compared to the same point in time last year.

Special Charges in Second Quarter 2010
We expect to record fleet transition charges of approximately $3.5 million in the second quarter of 2010 associated with the removal of one CRJ-700 aircraft from our operations through a sublease to a third-party carrier.  We will likely record additional transition charges as more CRJ aircraft are removed from the fleet in future quarters. However the timing and amount of any further charges cannot be estimated at this time.

The forecast of cost per ASM above excludes the impact of the second quarter CRJ transition charges. Consistent with our past practice, CRJ fleet transition charges will be excluded from our “adjusted” net income and earnings-per-share information.

AIR GROUP – CONSOLIDATED

May 2010 Statistics
	May 2010	Change Y-O-Y		QTD 2010	Change Y-O-Y
Capacity (ASMs in millions)	2,308	3.8%		4,490	3.0%
Traffic (RPMs in millions)	1,856	9.6%		3,634	8.4%
Revenue passengers (000s)	1,922	3.7%		3,762	2.7%
Load factor	80.4%	4.2	pts	80.9%	4.0	pts
RASM (cents)**	13.66	14.7%		14.27	17.8%
Passenger RASM (cents)**	12.37	13.5%		12.90	17.3%
Economic fuel expense/gal.	$2.36	34.8%		$2.33	32.2%

Forecast Information
	Forecast Q2 2010	Change Y-O-Y	Forecast Full Year 2010	Change Y-O-Y
Capacity (ASMs in millions)*	6,920	4%	27,475 – 27,695	4% – 5%
Cost per ASM excluding fuel and special items (cents)**	8.7 – 8.8	(3)% – (4)%	8.8 – 8.9	(3)% – (4)%
Fuel Gallons (000,000)	94	3%	375	2.5%
Economic fuel cost per gallon***	$2.30	25%	***	***
* Statistics include Alaska mainline operations, Horizon brand flying, and CPA flying with Horizon only.
** Our forecasts of cost per ASM excluding fuel are based on forward-looking estimates, which will likely differ from actual results.
***Because of the volatility of fuel prices, actual amounts may differ significantly from our estimates.  Full-year estimates would not be meaningful at this time.

Nonoperating Expense
We expect that our consolidated nonoperating expense will be approximately $17 million to $18 million in the second quarter of 2010.

Share Repurchase
 Air Group recently completed its $50 million share repurchase program.  Under the program, we repurchased 1,970,326 shares of common stock.

On June 10, 2010, the Air Group Board of Directors authorized a new $50 million repurchase program.  This program will expire in June 2011.  No purchases have been made under this program as of the date of this Investor Update.

Cash and Share Count
(in millions)	May 31, 2010	December 31, 2009
Cash and marketable securities	$1,237	$1,192
Common shares outstanding	35.604	35.591

AIR GROUP – (continued)

Capital Expenditures

Total expected gross capital expenditures for 2010 are as follows (in millions):

	Total 2010 Estimate*
	Aircraft-related	Non-aircraft	Total
Alaska	$115	$80	$195
Horizon	3	5	8
Air Group	$118	$85	$203

*Amounts exclude any proceeds from the sale of assets.

Firm Aircraft Commitments

The tables below reflect the current delivery schedules for firm aircraft as of May 31, 2010.

	Remainder of 2010	2011	2012	2013	2014	Beyond 2014	Total
Alaska (B737-800)	1	3	2	2	2	2	12
Horizon (Q400)	-	-	4	4	-	-	8
Totals	1	3	6	6	2	2	20

In addition to the firm orders noted above, Alaska has options to acquire 40 additional B737-800s and Horizon has options to acquire 10 Q400s.

Projected Fleet Count
		Actual Fleet Count		Expected Fleet Activity
Alaska	Seats	Dec. 31, 2009	May 31, 2010	Remaining 2010 Changes	Dec. 31, 20102	2011 Changes	Dec. 31, 20112	2012 Changes	Dec. 31, 20122
737-400F 1	---	1	1	---	1	---	1	---	1
737-400C 1	72	5	5	---	5	---	5	---	5
737-400	144	27	24	---	24	(3)	21	---	21
737-700	124	19	19	(2)	17	---	17	---	17
737-800	157	51	54	1	55	3	58	2	60
737-900	172	12	12	---	12	---	12	---	12
Totals		115	115	(1)	114	---	114	2	116
		Actual Fleet Count		Expected Fleet Activity
Horizon	Seats	Dec. 31, 2009	May 31, 2010	Remaining 2010 Changes	Dec. 31, 20102	2011 Changes	Dec. 31, 20112	2012 Changes	Dec. 31, 20122
Q400	76	40	40	---	40	---	40	4	44
CRJ-700 3	70	18	17	(2)	15	---	15	(4)	11
Totals		58	57	(2)	55	---	55	---	55
1 F=Freighter; C=Combination freighter/passenger
2 The expected fleet counts at December 31, 2010, 2011 and 2012 are subject to change.
3 The planned CRJ fleet activity is subject to change and is dependent on our ability to remarket the CRJ aircraft.  If we are unable to dispose of the CRJ aircraft to coincide with the delivery of the Q400 aircraft, we plan to reduce the average utilization of Horizon’s fleet in order to maintain capacity plans.

AIR GROUP – (continued)

Future Fuel Hedge Positions*
	Approximate % of Expected Fuel Requirements	Weighted-Average Crude Oil Price per Barrel
Second Quarter 2010	50%	$69
Third Quarter 2010	50%	$74
Fourth Quarter 2010	50%	$83
Full Year 2010	50%	$74

First Quarter 2011	50%	$87
Second Quarter 2011	50%	$86
Third Quarter 2011	43%	$86
Fourth Quarter 2011	36%	$87
Full Year 2011	45%	$86

First Quarter 2012	30%	$87
Second Quarter 2012	21%	$89
Third Quarter 2012	19%	$92
Fourth Quarter 2012	11%	$93
Full Year 2012	20%	$90

First Quarter 2013	6%	$95
Full Year 2013	1%	$95

*All of our future positions are call options, which are designed to effectively cap the cost of the crude oil component of our jet fuel purchases.  With call options, we benefit from a decline in crude oil prices, as there is no cash outlay other than the premiums we pay to enter into the contracts.

Additionally, we have used either fixed-price physical contracts or financial swaps to fix the refining margin component for approximately 50%, 36%, and 2% of our second quarter, third quarter, and fourth quarter 2010 estimated jet fuel purchases, respectively, at an average price of 23 cents, 28 cents, and 30 cents per gallon, respectively.